EXCHANGE AGREEMENT
                               ------------------


       This EXCHANGE AGREEMENT made and entered into this 9th day of December, 2003, by and between the stockholder of MAXIMUM AWARDS PTY LTD., an Australian corporation, (hereinafter Australian), with its principal place of business a: level 1, 164 Wharf Street, Brisbane, Queensland 4000, and MAXIMUM AWARDS INC., a Nevada corporation, (hereinafter "Awards"), with its principal place of business at 50 West Liberty Street, Suite #880, Reno, Nevada 89501.

                                   WITNESSETH:

       WHEREAS, Awards is a public corporation with 108 registered stockholders owning of record or beneficially 757,950 shares of the corporation's common stock, par value $0.001 per share; and

       WHEREAS, Australian desires to obtain equity and management control of Awards in exchange for all of its outstanding stock in exchange for 22 million of Awards common shares whereby Australian will become a wholly owned subsidiary of Awards.

       NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

       1. [REPRESENTATIONS OF AUSTRALIAN] Australian hereby represents and warrants to Awards that:

              (a) Australian, on the date hereof and at the Closing date hereinafter provide, owns free and clear of all liens, charges and encumbrances, all of those assets appearing on the unaudited financial statements for the period ended

November 30, 2003 which are marked Exhibit A, and which are attached hereto and incorporated herein by this reference.

              (b) Australian has good and marketable title to all of the property and assets, Set forth in Exhibit A.

              (c)    Australian has no obligations,  liabilities or commitments,

contingent or otherwise, of a material nature which were not provided for, except as set forth in Exhibit "A".

              (d) Since November 30, 2003, Australian has had no change in the nature of the business of Australian, nor in the financial condition of the assets being conveyed, other than changes in the usual and ordinary course of business, none of which has been materially adverse and Australian has not incurred any obligations or liabilities or made any commitments other than in the usual and ordinary course of business.

              (e) Australian is not a defendant, nor a plaintiff against whom a claim has been asserted, in any litigation, pending or threatened, nor has any material claim or investigation been made or asserted against Australian, nor a plaintiff against whom a counterclaim has been asserted, in any litigation, pending or threatened, nor are there any proceedings threatened or pending before any federal, state or municipal government, or any department, board, body or agency thereof, involving Australian.

              (f) Australian is not in default under any agreement to which it is a party nor in the payment of any of its obligations.

       2. [REPRESENTATIONS AND WARRANTIES OF AWARDS] Awards represents and warrants to Australian that:

              (a) Awards is a corporation duly organized and validly existing and in good standing under the laws of the State of Nevada and is not qualified to transact business in any other state. Awards has the corporate power to carry on its business as now being conducted.

              (b) Awards has an authorized capitalization of 100,000,000 shares, of which there are issued and outstanding 757,950 shares of common stock, par value $0.001 per share, owned of record or beneficially by no less than 108 registered shareholders. There are 10,000,000 shares of preferred stock authorized, none of which are issued or outstanding. There are no other authorized or outstanding equity or debt securities of Awards of any class, kind or character, and there are no outstanding subscriptions, options, warrants or other agreements or commitments obligations or rights with respect thereto, or any securities convertible into any shares of stock of any class.

              (c) Certified copies of the Articles of Incorporation and by-Laws of Awards, which have been heretofore furnished by Awards, are true and correct copies, including all amendments thereto.

              (d) Awards has delivered to Australian its unaudited financial statements which are attached hereto as Exhibit B for the period ended December 31, 2002 and 2001. Such financial statements reflect zero liabilities. The financial statements of Awards accurately set forth the financial condition of Awards as of the dates specified, prepared in conformity with generally accepted accounting principles consistently applied.

              (e) Awards has good and marketable title to all of its property and assets subject to no mortgage, pledge, lien or other encumbrance except as disclosed in the financial statements attached as Exhibit B.

              (f) As of the date of the financial statements, Awards has no obligations, liabilities, or commitments, contingent or otherwise, of a material nature, except as set forth in the financial statements attached as Exhibit B.

              (g) Since the date of the aforementioned financial statements, there has been no change in the nature of the business of Awards, nor in its financial condition or property, other than changes in the usual and ordinary course of business, none of which has been materially adverse, and Awards has incurred no obligations or liabilities or made any commitments other than in the usual and ordinary course of business, none of which singularly or collectively are material, except as disclosed in Exhibit B.

              (h) Awards is not a party to any employment contract with any officer, director, or stockholder, or to any lease, agreement or other commitment, nor to any pension, insurance, profit sharing, stock purchase or bonus plan, except as disclosed in Exhibit B.

              (i) Awards is not a defendant, nor a plaintiff against whom a counterclaim has been asserted, in any litigation, pending or threatened, nor has nay claim or investigation been made or asserted against Awards, nor are there any proceedings threatened or pending before any federal, state or municipal government, or any department, board, body or agency thereof, involving Awards, except as disclosed in Exhibit B.

              (j) Awards is not in default under any agreement to which it is a party, nor in the payment or any of its obligations.

              (k) Between the date of the financial statements and the closing, Awards will not have (i) paid or declared any dividends on or made any distributions in respect of, or issued, purchased or redeemed, any of the outstanding shares of its Awards stock, or issued any additional shares of its Awards stock, or (ii) made or authorized any changes in its Articles of Incorporation, or in any amendment thereto, or in its By-Laws, or (iii) made any commitments or disbursements or incurred any obligations or liabilities which are not in th usual and ordinary course of business, or (iv) mortgaged or pledged or subjected to any lien, charge or other encumbrance any of its assets, tangible or intangible, or (v) sold, leased, or transferred or contracted to sell, lease or transfer any assets, tangible or intangible, or entered into any other transactions, or (vi) made any loan or advance to any stockholder of Awards, or to any other person, firm or corporation, or (vii) made any change in any existing employment agreement or increased the compensation payable or made any arrangement for the payment of any bonus to any officer, director, employer or agent, except as set forth in Exhibit B hereof.

              (l) This Exchange Agreement has been duly executed by Awards, by its President who has been duly authorized to do so by the Board of Directors, and the execution and performance of this Exchange Agreement will not violate, or result in a breech of, or constitute a default in its Articles of Incorporation, any agreement, instrument, judgment, order or decree to which Awards is a party, or to which Awards or any of its properties are subject, nor will such execution and performance constitute a violation of or conflict with any fiduciary duty to which Awards is subject, to the best of Awards knowledge.

              (m) Awards has timely filed or timely filed necessary extensions with the appropriate governmental authorities, all tax and other returns required to b filed by it. Such returns are true and complete and al taxes shown thereon to be due have been paid.

              (n)    Awards is not in default with  respect to any order,  writ, injunction, or decree of any court of federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign. Awards has complied in all material respects with all laws, regulations and orders applicable to its business.

              (o) No representation or warranty in this section, nor statement in any document, certificate or schedule furnished or to be furnished pursuant to this Exchange Agreement by Awards, or in connection with the transactions contemplated hereby, contains or contained any untrue statement of a material fact, nor does or will omit to state a material fact necessary to make any statement of fact contained herein or therein not misleading.

       3. [DATE AND TIME OF CLOSING] The Closing shall be held on Monday, December 15, 2003, at 10:00 a.m. local time, at Suite 880, 50 West Liberty Street, Reno, Nevada 89501, or at such other time and place as may be mutually agreed upon between the parties in writing.

       4. [EXCHANGE OF SHARES OF STOCK] The mode of carrying into effect the exchange of stock provided for in this Exchange Agreement shall be as follows:

              (a) Awards shall call a Special Meeting of the Board of Directors to be held on December 8, 2003, at 10:00 a.m. local time, at Suite 880, 50 West Liberty Street, Reno, Nevada 89501, for the following purposes: (i) Ratify, approve and carry out the terms and conditions contained in this Exchange Agreement; (ii) to effect the delivery of 22,000,000 shares of Awards common stock, in exchange for the conveyance of all of the outstanding capital stock of Australian being conveyed to Awards, which shall thereafter own the assets subject to the liabilities listed on Exhibit A attached hereto. (iii) to elect Maxwell Andrew Thomas as the Director to comprise the entire board.

       5. [FINDERS FEE] Both Awards and Australian agree that a restructuring and finders fee totaling 2,200,000 common shares to be issued under a consulting agreement will be by payable by Awards on closing. Each party represents to the other that it will pay any other broker or agent, engaged by it for the payment of any other finders fee.

       6. [NOTICES] Any notice under this Exchange Agreement shall be deemed to have been sufficiently given if sent by registered or certified mail, postage prepaid, or other sufficient form of delivery addressed as follows:

         If to Awards, to:

                           Cecil Ann Walker
                           50 West Liberty Street, Suite 880
                           Reno, Nevada   89501

         If to Australian, to:

                           Maxwell Andrew Thomas
                           Level 1, 164 Wharf Street
                           Brisbane QLD 4000
                           Jersy, JE4 8TY, Channel Islands


or to any other address or addresses which may hereafter be designated by the parties.

       7. [FURTHER ASSURANCES] This Exchange Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall constitute one and the same instrument.

       8. [MERGER CLAUSE] This Exchange Agreement supersedes all prior agreements and understandings between the parties and may not be changed or terminated orally, and no attempted change, termination or waiver of any of the provisions hereof shall be binding unless in writing and signed by the parties hereto.

       10. [GOVERNING LAW] This Agreement shall be governed by and construed according to the laws of the State of Nevada.

       IN WITNESS WHEREOF, the parties hereto have caused this Exchange Agreement to be executed the day and year first above written.

                                            AWARDS



                                                 By ____________________________
                                                    Cecil Ann Walker
                                                    President
                                                    (Hereunto duly authorized)



                                            AUSTRALIAN



                                                 By ____________________________
                                                    Maxwell Andrew Thomas
                                                    Owning one share

Exhibit B

"Awards" Identification of Liabilities, Contingencies and Commitments at closing

1. Obligations, Liabilities or commitments:            None except as noted in 5
2. Employment contracts with directors, officers or employees:      None
3. Litigation pending or threatened                                 None